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                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 18, 2003, relating to the financial statements and financial highlights which appears in the January 31, 2003 Annual Report to Shareholders of Prudential Core Investment Fund-Taxable Money Market Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
March 25, 2003